SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to '240.14a-11(c) or '240.14a-12

                               PACKAGED ICE, INC.
                (Name of Registrant as Specified In Its Charter)


             _______________________________________________________
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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           pursuant to Exchange  Act Rule 0-11 (Set forth the amount on which
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[ ] Fee paid previously with preliminary materials.

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
                                     [LOGO]

                               PACKAGED ICE, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 17, 1999

TO THE SHAREHOLDERS:

     You are cordially invited to attend the Annual Meeting of Shareholders of Packaged Ice, Inc., to be held at the Hilton Austin North & Towers, 6000 Middle Fiskville Road, Austin, Texas 78752, at 9:30 a.m., Central Daylight Time, on Thursday, June 17, 1999, for the following purposes:

     1 To elect eight directors of Packaged Ice to hold office until the next annual meeting of shareholders and until their respective successors are duly elected and qualified;

     2 To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as Packaged Ice's independent accountants for the fiscal year ending December 31, 1999;

     3 To transact such other business as may properly be brought before the meeting or any adjournment(s) thereof.

     Holders of record of Packaged Ice's common stock at the close of business on May 3, 1999, will be entitled to notice of and to vote at the meeting or any adjournment thereof.

     Shareholders who do not expect to attend the meeting are requested to sign and return the enclosed proxy, for which a postage-paid, return envelope is enclosed. The proxy must be signed and returned to be counted.

                                         By Order of the Board of Directors,
                                                 JAMES F. STUART
                                                 CHAIRMAN OF THE BOARD

Houston, Texas
May 18, 1999

                               PACKAGED ICE, INC.
                          8572 KATY FREEWAY, SUITE 101
                              HOUSTON, TEXAS 77024
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                      1999 ANNUAL MEETING OF SHAREHOLDERS
                            ------------------------

     The Board of Directors of Packaged Ice, Inc. is soliciting the enclosed proxy to be used at the 1999 Annual Meeting of Shareholders to be held at the Hilton Austin North & Towers, 6000 Middle Fiskville Road, Austin, Texas 78752, at 9:30 a.m. Central Daylight Time, on Thursday, June 17, 1999. This Proxy Statement and the related proxy are to be sent or given to the shareholders of Packaged Ice of record on May 3, 1999. Any shareholder giving a proxy may revoke it at any time provided written notice of such revocation is received by the Secretary of Packaged Ice before such proxy is voted; otherwise, if received in time, properly completed proxies will be voted at the meeting in accordance with the instructions specified thereon. Shareholders attending the Annual Meeting may revoke their proxies and vote in person.

     Holders of record at the close of business on May 3, 1999, of Packaged Ice's common stock, $.01 par value, will be entitled to notice of and to vote at the Annual Meeting. Each shareholder is entitled to one vote per share on all matters submitted to a vote of the shareholders at the meeting. On May 3, 1999, there were outstanding and entitled to vote 17,959,159 shares of common stock, which is the only class of voting securities.

     Packaged Ice's Annual Report for the fiscal year ended December 31, 1998, including financial statements, is being mailed with this Proxy Statement to all shareholders entitled to vote at the Annual Meeting. The Annual Report does not constitute a part of the proxy soliciting material.

                             ELECTION OF DIRECTORS
                                    (ITEM 1)

     At the Annual Meeting, eight directors are to be elected to hold office until the next annual meeting of the shareholders and until their respective successors have been elected and qualified. All of the director nominees, except David J. Losito, are currently directors of Packaged Ice. Proxies cannot be voted for a greater number of persons than the number of nominees named on the enclosed form of proxy. A plurality of the votes cast in person or by proxy by the holders of common stock is required to elect a director. Accordingly, under Texas law, abstentions and "broker non-votes" would not have the same legal effect as a vote against a particular director. A broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item. Shareholders may not cumulate their votes in the election of directors. The Board of Directors recommends a vote "FOR" each of the eight nominees described below.

     The following information regarding the director nominees of Packaged Ice, their principal occupations, employment history and directorships in certain companies is as reported by the respective individuals.

DIRECTOR NOMINEES

     JAMES F. STUART, age 57, Chairman of the Board of Directors, Chief Executive Officer and a founder of Packaged Ice, served as President of the company from 1990 until January 1997, when he was elected Chairman of the Board of Directors and Chief Executive Officer.

     A.J. LEWIS III, age 43, became President and Secretary of Packaged Ice in January 1997. Mr. Lewis has been a shareholder and director of Packaged Ice since 1991, and was a member of the Audit Committee of the Board of Directors prior to the initial public offering of the company's stock earlier this year. Mr. Lewis acquired Mission Party Ice, Inc. ("Mission"), in 1988 and was its president and the sole director until

Packaged Ice purchased it in April 1997. He founded Southwest Texas Packaged Ice, Inc., in 1991 and was its president and a director from inception until its acquisition by Packaged Ice in April 1997. Since 1989, Mr. Lewis has been a director and president of Southwest Texas Equipment Distributors, Inc., which is a distributor of Hoshizaki ice equipment. See "Certain Relationships and Related Transactions."

     STEVEN P. ROSENBERG, age 40, has been a shareholder and director of Packaged Ice since 1991 and is a member of the Audit Committee of the Board of Directors. Since August 1997 Mr. Rosenberg has been Chairman of the Board of Nutricept, Inc., a development stage company engaged in the manufacture and distribution of dietary supplements, and is Chief Executive Officer of Fuel Marketing Solutions. From 1992 to February 1997, Mr. Rosenberg was President of Arrow Industries, now a wholly owned subsidiary of ConAgra.

     RICHARD A. COONROD, age 68, has been a director since 1995 and is a member of the Compensation Committee of the Board of Directors. Mr. Coonrod was designated to be elected as a director by The Food Fund Limited Partnership, a Minneapolis-based limited partnership specializing in food-related investments and a shareholder of Packaged Ice. Mr. Coonrod has been a general partner of The Food Fund Limited Partnership since 1989 and has been President of Coonrod Agriproduction Corporation, a food and agribusiness consulting and investment firm, since 1985. Mr. Coonrod has been a director of Orange-Co, Inc. since 1987, and has been a director of Michael Foods, Inc., since 1994.

     ROBERT G. MILLER, age 48, has been a director of Packaged Ice since April 1997. Mr. Miller is a private investor and was Chairman of the Board of Directors of Southwestern Ice, Inc., from February 1992 until its acquisition by Packaged Ice. From 1980 to 1992, Mr. Miller was President and Chief Executive Officer of Glacier Water, Inc., a publicly traded water vending company.

     ROD J. SANDS, age 51, is a director of Packaged Ice and is a member of the Compensation Committee of the Board of Directors. Mr. Sands has been a Managing Director of Silver Brands Partners, L.P., since 1997. Mr. Sands is a limited partner in Silver Brands, and a member of its investment committee. From 1992 to 1997, Mr. Sands served as President and Chief Operating Officer of Pace Foods, Inc., a leading producer of picante sauce products.

     ARTHUR E. BIGGS, age 69, is a shareholder and director of Packaged Ice, and has been a member of the Audit Committee of the Board of Directors since the initial public offering of the company's common stock earlier this year. Mr. Biggs has been a private investor since March 1998 and was Chairman of the Board of Directors of Artic Ice preceding its acquisition by Packaged Ice in March 1998. From 1974 to 1982, Mr. Biggs was Executive Vice President and Chief Operating Officer of Mobil Chemical Co. and served as President of Mobil Chemical Co. from 1983 to 1986. Mr. Biggs initiated his career with McKinsey & Company, Inc. in 1957.

     DAVID J. LOSITO, age 41, was named Executive Vice President of Corporate Development of EPS Solutions Corporation in January 1999. EPS Solutions of Costa Mesa, California, is the nation's only fully integrated provider of continuous profit improvement solutions for business functions. Previously, Mr. Losito served from 1992 to 1999 in the Corporate Finance Department of Jefferies & Company, Inc., most recently in the capacity as Managing Director.

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors held nine meetings during the fiscal year ended December 31, 1998. Packaged Ice's directors are elected annually and hold office until the next annual meeting of shareholders or until their successors are elected and qualified. Directors are not compensated for their services as directors. Directors are reimbursed, however, for ordinary and necessary expenses incurred in attending board or committee meetings.

     Packaged Ice has an Audit Committee and a Compensation Committee.

     The Compensation Committee oversees the compensation of Packaged Ice's senior management and grants under the company's stock option plans. During the 1998 fiscal year, the Compensation Committee was comprised of Messrs. Sands, Coonrod and Stuart, and held three meetings.

     The Audit Committee reviews and reports to the Board of Directors the scope and results of audits by Packaged Ice's outside auditor. The committee also recommends the firm of certified public accountants to serve as Packaged Ice's independent public accountants, subject to nomination by the Board of Directors and approval of the shareholders, authorizes all audit and other professional services rendered by the auditor and periodically reviews the independence of the auditor. The membership of the Audit Committee is now restricted to those directors who are not active or retired officers or employees of the company. During the 1998 fiscal year, the Audit Committee was comprised of Stephen Sefton, a former director who resigned in June 1998, and Messrs. Lewis and Rosenberg, and held two meetings. At the closing of the initial public offering, Mr. Biggs replaced Mr. Lewis on the Audit Committee.

                               EXECUTIVE OFFICERS

     The following table sets forth certain information as of May 3, 1999 regarding Packaged Ice's executive officers. Each of these officers has been elected to serve until his successor is duly appointed or elected or until his earlier removal or resignation from office. No arrangement or understanding exists between any of these officers and any other person pursuant to which they were or are to be selected as an officer.

                NAME                    AGE                                POSITION
-------------------------------------   ---   ------------------------------------------------------------------
James F. Stuart......................   57    Chief Executive Officer
A. J. Lewis III......................   43    President and Secretary
Jimmy C. Weaver......................   45    Executive Vice President and Chief Operating Officer
James C. Hazlewood...................   51    Chief Financial Officer
H. D. Wiginton.......................   61    Senior Vice President -- Marketing
Leonard A. Bedell....................   54    Senior Vice President -- Central Operations
Graham D. Davis......................   44    Senior Vice President -- Western Operations
Neil D. Showalter....................   41    Senior Vice President -- Mid-Atlantic Operations
William H. Gibbons...................   56    Treasurer

     JAMES F. STUART, Chairman of the Board of Directors, Chief Executive Officer and a founder of Packaged Ice, served as President of the company from 1990 until January 1997, when he was elected Chairman of the Board of Directors and Chief Executive Officer.

     A.J. LEWIS III became President and Secretary of the company in January 1997. Mr. Lewis has been a shareholder and director of the company since 1991. Mr. Lewis acquired Mission in 1988 and was its president and the sole director until the company purchased it in April 1997. He founded Southwest Texas Packaged Ice, Inc. in 1991 and was its president and a director from inception until the company purchased it in April 1997. Since 1989, Mr. Lewis has been a director and president of Southwest Texas Equipment Distributors, Inc., which is a distributor of Hoshizaki ice equipment.

     JIMMY C. WEAVER became Executive Vice President and Chief Operating Officer of the company on April 30, 1998. Mr. Weaver joined Reddy Ice Corporation in September 1996 and was President of Reddy prior to its acquisition. From May 1993 until August 1996, Mr. Weaver was Vice President of Sales and Marketing of Booth/Crystal Tips, a manufacturing division of Scotsman Industries based in Dallas, Texas, that produces and sells ice making equipment.

     JAMES C. HAZLEWOOD is the company's Chief Financial Officer. Mr. Hazlewood joined the company in October 1997. From September 1996 until October 1997, Mr. Hazlewood was Chief Financial Officer of Harrison Electronics, Inc., a privately owned electronics distribution company based in Stafford, Texas. From September 1994 until September 1996, Mr. Hazlewood was Chief Financial Officer at Intile Designs, Inc., a publicly held, wholesale distributor of floor coverings headquartered in Houston, Texas. From September 1993 to September 1994, Mr. Hazlewood was an independent consultant. Mr. Hazlewood initiated his career with Arthur Andersen LLP.

     H.D. WIGINTON is the company's Senior Vice President -- Marketing. From September 1991 until he joined the company in November 1996, Mr. Wiginton was Executive Vice President of Tower Marketing, a Texas-based, regional food brokerage concern.

     LEONARD A. BEDELL is the company's Senior Vice President -- Central Operations. Mr. Bedell joined the company in January 1998. From March 1995 until December 1997, Mr. Bedell was a management consultant specializing in operations and profitability improvement and merger and acquisition projects for businesses engaged in the distribution, delivery, equipment rental and event production industries. From January 1992 until March 1995, Mr. Bedell was Executive Vice President, Chief Financial Officer and a member of the Board of Directors of American Medical Technologies. From March 1990 to December 1991, Mr. Bedell was President and Chief Executive Officer of Medcon, Inc., a medical transportation and disposal company.

     GRAHAM D. DAVIS became the company's Senior Vice President -- Western Operations in April 1998. Mr. Davis joined Reddy in 1977 as Controller. For the five years prior to joining Packaged Ice, Mr. Davis was Executive Vice President of Operations of Reddy.

     NEIL D. SHOWALTER became the company's Vice President -- Mid-Atlantic Operations in August 1998. Mr. Showalter joined Cassco Ice & Cold Storage, Inc., a division of WLR Foods, Inc., in 1989 and became President of that division in 1996. In November 1997, he was designated the Vice-President of Finance for WLR, and became its Chief Financial Officer in June 1998. Before joining Cassco, Mr. Showalter served as a CPA for McGladrey & Pullen, a public accounting firm, from 1979 to 1989.

     WILLIAM H. GIBBONS became the company's Treasurer in July 1998. Prior to joining the company, Mr. Gibbons was the President of William H. Gibbons, a sole proprietorship, providing financial consulting services to domestic and international oil and gas companies since 1991. His clientele included private and public companies, with financial consulting services focused on financing, treasury and reporting activities.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
                                    (ITEM 2)

     Pursuant to the Audit Committee's recommendation, the Board of Directors has appointed Deloitte & Touche LLP, independent accountants, to audit the consolidated financial statements of Packaged Ice for the year ending December 31, 1999. Packaged Ice has been advised that no member of Deloitte & Touche LLP has any direct financial interest or material indirect financial interest in Packaged Ice or any of its subsidiaries or, during the past three years, has had any connection with Packaged Ice or any of its subsidiaries as a promoter, underwriter, voting trustee, director, officer or employee.

     Ratification of this appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the common stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Texas law, an abstention would have the same legal effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved. The Board of Directors recommends voting "FOR" ratification of this appointment.

     A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain compensation information for the company's Chief Executive Officer and four additional highly compensated executive officers (the "Named Executive Officers") for the three years ended December 31, 1998, 1997 and 1996:

                                                                              LONG-TERM COMPENSATION
                                                                           ----------------------------
                                                                           SECURITIES
                                                   ANNUAL COMPENSATION     UNDERLYING
                                                   --------------------     OPTIONS/        ALL OTHER
       NAME/PRINCIPAL POSITION          YEAR        SALARY      BONUS         SARS        COMPENSATION
-------------------------------------   -----      --------    --------    -----------    -------------
James F. Stuart......................   1998       $209,269    $302,500       60,000         $ 5,000(1)
  Chairman, Chief Executive Officer     1997        125,000      50,000       30,000           2,500(1)
                                        1996        125,000       --          --               1,827(1)
A. J. Lewis III,.....................   1998        192,884     280,000       50,000           5,000(1)
  President                             1997 (2)     83,173      50,000       25,000           1,663(1)
Jimmy C. Weaver......................   1998 (3)    120,961     166,500       56,000           7,000(5)
  Executive Vice President, Chief
  Operating Officer
James C. Hazlewood...................   1998        118,891      74,750        8,333           4,985(5)
  Chief Financial Officer               1997 (4)     14,873       --          20,000             738(5)
H. D. Wiginton.......................   1998        131,775      65,734        8,333           9,556(1)(5)
  Senior Vice President -- Marketing    1997        110,000      32,810        5,000           6,000(5)
                                        1996 (6)     18,333       --           6,000           1,000(5)

------------

(1) Contributions to Packaged Ice's 401(k) plan made by the company.

(2) Represents partial year compensation of an annual salary of $125,000. No compensation is provided for prior years, as Mr. Lewis' employment commenced April 1997.

(3) Represents partial year compensation at an annual salary of $185,000. No compensation is provided for prior years, as Mr. Weaver's employment commenced April 1998.

(4) Represents partial year compensation at an annual salary of $105,000. No compensation is provided for prior years, as Mr. Hazlewood's employment commenced October 1997.

(5) Automobile allowance.

(6) Represents partial year compensation at an annual salary of $110,000, as Mr. Wiginton's employment commenced November 1996.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

     The following table provides certain information regarding the number of stock options to purchase shares of the company's common stock granted to the Named Executive Officers during the year ended December 31, 1998:

                                                                                                 POTENTIAL REALIZABLE
                                                        PERCENTAGE                                 VALUE OF ASSUMED
                                           NUMBER OF     OF TOTAL                                ANNUAL RATE OF STOCK
                                           SECURITIES    OPTIONS                                  PRICE APPRECIATION
                                           UNDERLYING   GRANTED IN    PER SHARE                    FOR OPTION TERM
                                            OPTIONS       FISCAL     EXERCISE OR   EXPIRATION   ----------------------
                                            GRANTED        1998      BASE PRICE       DATE          5%         10%
                                           ----------   ----------   -----------   ----------   ----------  ----------
James F. Stuart.........................     30,000         8.3        $ 13.00       5/1/2008   $  245,269  $  621,560
                                             30,000         8.3          15.00      6/19/2008      283,003     717,184
A. J. Lewis III.........................     30,000         8.3          13.00       5/1/2008      245,269     621,560
                                             20,000         5.5          15.00      6/19/2008      188,467     478,123
Jimmy C. Weaver.........................     40,000        11.0          14.00       5/1/2008      352,181     892,496
                                             16,000         4.4          15.00      6/19/2008      150,935     382,498
James C. Hazlewood......................      8,333         2.3          15.00      6/19/2008       78,609     199,210
H. D. Wiginton..........................      8,333         2.3          15.00      6/19/2008       78,609     199,210

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES

     The following table provides certain information regarding the exercise of stock options to purchase shares of the company's common stock during the year ended December 31, 1998, by the Named Executive Officers, and the fiscal year-end value of stock options held by such officers:

                                                              NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED               IN-THE-MONEY
                                            NUMBER OF           OPTIONS/SARS AT                 OPTIONS/SARS AT
                                             SHARES             FISCAL YEAR END                FISCAL YEAR END(1)
                                           ACQUIRED ON    ----------------------------    ----------------------------
                                            EXERCISE      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                                           -----------    -----------    -------------    -----------    -------------
James F. Stuart.........................      --              6,000          84,000          --              --
A. J. Lewis III.........................      --              5,000          70,000          --              --
Jimmy C. Weaver.........................      --             --              56,000          --              --
James C. Hazlewood......................      --              4,000          24,333          --              --
H. D. Wiginton..........................      --              3,400          15,933          --              --

------------

(1) Based on a price per share of $6.125, the closing sale price of the Packaged Ice's stock on the Nasdaq National Market on March 31, 1999. The company's common stock was not publicly traded in 1998 therefore no public sales price is available for 1998. The value of in-the-money options is calculated as the difference between the fair market value of the common stock underlying the options at fiscal year end and the exercise price of the options. Exercisable options refer to those options that are exercisable as of December 31, 1998, while unexercisable options refer to those options that become exercisable at various times thereafter.

STOCK OPTION PLANS

     1998 STOCK OPTION PLAN. Packaged Ice has adopted the 1998 Stock Option Plan. One million shares of common stock are subject to issuance under the 1998 Option Plan. The 1998 Option Plan provides for the grant of stock options (including incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and non-qualified stock options), stock appreciation rights ("SARs") and other stock awards (including restricted stock awards and stock bonuses) to any officer, director or employee of the company, its subsidiaries, affiliates or any consultant or advisor engaged by the company who renders bona fide services to the company or the company's subsidiaries or affiliates in connection with their businesses. The Compensation Committee, which is comprised of "disinterested persons" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, administers the 1998 Option Plan.

Packaged Ice's full Board of Directors must submit any grant of options to a member of the Compensation Committee for approval. Such member of the Compensation Committee will not participate in the vote approving such grant. The Compensation Committee may grant stock options on such terms, including vesting and payment forms, as it deems appropriate in its discretion; provided, that no option may be exercised later than ten years after its grant, and the purchase price for incentive stock options and non-qualified stock options shall not be less than 100% and 85% of the fair market value of the Common Stock at the time of grant, respectively. The Compensation Committee may grant SARs on such terms, including payment forms, as the Compensation Committee deems appropriate, provided that a SAR granted in connection with a stock option becomes exercisable and lapse according to the same vesting schedule and lapse rules established for the stock option (which shall not exceed ten years from the date of grant). A SAR shall not be exercisable during the first six months of its term and is exercisable subject to any other conditions on exercise imposed by the Compensation Committee. Unless terminated by the Board of Directors, the 1998 Option Plan continues for ten years from the date of adoption. Upon the occurrence of an event constituting a change in control of the company, in the sole discretion of the Compensation Committee, all options, SARs and other awards will become immediately exercisable in full for the remainder of their terms and restrictions on stock granted pursuant to a restricted stock award will lapse.

     At December 31, 1998, the company had outstanding options for 243,070 shares of common stock at a weighted exercise price of $15.00 (of which 2,600 were exercisable) under the 1998 Option Plan. All options granted under the 1998 Option Plan to date have a five-year vesting period. All of the outstanding options were granted at the exercise price of $15.00, which the Board of Directors determined to be greater than or equal to the fair market value of the common stock on the date of grant. To date, no options have been exercised under the 1998 Option Plan.

     1994 STOCK OPTION PLAN. The company adopted the 1994 Stock Option Plan on July 26, 1994, and amended the plan pursuant to an amendment effective December 1997. Under the 1994 Option Plan, options to purchase up to 400,000 shares of common stock may be granted to employees, outside directors and consultants and advisers to the company or any subsidiary. The purposes of the 1994 Option Plan are to further the growth, development and financial success of Packaged Ice by providing additional financial incentives to key personnel and to retain and attract qualified individuals who will contribute to the company's overall success. Shares that by reason of the expiration of an option (other than because of exercise) or which are no longer subject to purchase pursuant to an option granted under the 1994 Option Plan may be reoptioned thereunder. The 1994 Option Plan is currently administered by the Compensation Committee, which has the authority to set specific terms and conditions of options granted under the 1994 Option Plan. Options granted under the 1994 Option Plan are non-qualified options and are not intended to be "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended. Stock options granted under the 1994 Option Plan may be granted for a term not to exceed ten years and are not transferable other than by will or the laws of descent and distribution. Each option may be exercised within the term of the option pursuant to which it was granted (so long as the optionee, if an employee, continues to be employed by the company). In addition, an option may be exercised as to vested shares within 90 days after the termination of employment of the optionee (except in the case of a termination for cause, in which case the option automatically expires on termination), and upon a termination in case of death, disability or eligible retirement, all options will become exercisable and may be exercised until the earlier of the first anniversary of such event or the stated expiration date.

     The exercise price of all stock options must be at least equal to the fair market value of the common stock on the date of grant. Stock options may be exercised by payment in cash of the exercise price with respect to each share to be purchased, or by a method in which a concurrent sale of the acquired stock is arranged, with the exercise price payable in cash from such sale proceeds.

     At December 31, 1998, the company had outstanding options for 391,200 shares of common stock at a weighted average exercise price of $10.87 (of which 73,400 were exercisable) under the 1994 Option Plan. All options granted under the 1994 Option Plan are currently exercisable. All of the outstanding options were granted at exercise prices determined by the Board of Directors to be equal to the fair market value of the common stock on the date of grant. To date, options to purchase 6,300 shares of common stock have been exercised under the 1994 Option Plan. An additional 2,500 options may be issued under the 1994 Option Plan.

DIRECTOR COMPENSATION

     Directors of Packaged Ice are elected annually and hold office until the next annual meeting of shareholders or until their successors are elected and qualified. Directors are not compensated for their services as directors. Directors are reimbursed, however, for ordinary and necessary expenses incurred in attending board or committee meetings.

EMPLOYMENT AGREEMENTS

     JAMES F. STUART, Packaged Ice's Chairman of the Board of Directors and Chief Executive Officer, has entered into an employment agreement, effective August 1, 1998, with a term of two years, which establishes a base salary of $225,000 per year and provides for certain cash bonus incentives relating to the company's performance. Mr. Stuart's employment agreement also provides that, in certain circumstances, he will receive severance payments equal to two years of his then current base salary upon termination of his employment by Packaged Ice. Mr. Stuart is subject to a non-competition agreement for three years after voluntary or involuntary termination of his employment.

     A. J. LEWIS III, Packaged Ice's President and Secretary, has entered into an employment agreement, effective August 1, 1998, with a term of one year, which establishes a base salary of $200,000 per year and provides for certain cash bonus incentives relating to Packaged Ice's performance. Mr. Lewis' employment agreement also provides that, in certain circumstances, he will receive severance payments equal to one year of his then current base salary upon termination of his employment by Packaged Ice. Mr. Lewis is subject to a non-competition agreement for three years after voluntary or involuntary termination of his employment.

     JIMMY C. WEAVER, Packaged Ice's Executive Vice President and Chief Operating Officer, has entered into an employment agreement, effective May 1, 1998, with a term of two years, which establishes a base salary of $185,000 per year, provides for certain cash bonus incentives relating to Packaged Ice's performance and grants Mr. Weaver the right to purchase 40,000 shares of Common Stock under the 1994 Option Plan at an exercise price of $14 per share. Mr. Weaver's employment agreement provides that, in certain circumstances, he will receive severance payments equal to six months of his then current base salary upon termination of his employment by Packaged Ice. Mr. Weaver is subject to a non-competition agreement for two years after voluntary or involuntary termination of his employment.

     JAMES C. HAZLEWOOD, Packaged Ice's Chief Financial Officer, entered into an employment agreement effective November 1, 1997, which establishes a base salary of $105,000 per year. In addition, Mr. Hazlewood is eligible for certain cash bonus incentives relating to Packaged Ice's performance. Mr. Hazlewood's employment agreement provides that, in certain circumstances, he will receive severance payments of one year of his then current base salary upon termination of his employment by Packaged Ice. Mr. Hazlewood is subject to a non-competition agreement for two years after voluntary or involuntary termination of his employment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No executive officer or director of Packaged Ice serves as an executive officer, director, or member of a compensation committee of any other entity, for which an executive officer, director, or member of such entity is a member of the Board of Directors or the Compensation Committee of Packaged Ice.

REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors determines the compensation of the executive officers named in the Summary Compensation Table. The Compensation Committee has furnished the following report on executive compensation in connection with the Annual Meeting.

COMPENSATION PHILOSOPHY

     As members of the Compensation Committee, it is our duty to administer the executive compensation program for Packaged Ice. The Compensation Committee is responsible for establishing appropriate compensation goals for the executive officers of Packaged Ice, evaluating the performance of such executive officers in meeting such goals and making recommendations to the Board of Directors with regard to executive compensation. The company's compensation philosophy is to ensure that executive compensation be directly linked to continuous improvements in corporate performance, achievement of specific operations, financial and strategic objectives and increases in shareholder value. The Compensation Committee regularly reviews the compensation packages of Packaged Ice's executive officers, taking into account factors which it considers relevant, such as business conditions within and outside the industry, Packaged Ice's financial performance, the market composition for executives of similar background and experience, and the performance of the executive officer under consideration. The particular elements of Packaged Ice's compensation programs for executive officers are described below.

COMPENSATION STRUCTURE

     The base compensation for the executive officers of Packaged Ice named in the Summary Compensation Table is intended to be competitive with that paid in comparable situated industries, taking into account the scope of responsibilities and internal relationships. The goals of the Compensation Committee in establishing Packaged Ice's executive compensation program are:

        (1) To compensate the executive officers of Packaged Ice fairly and its subsidiaries for their contributions to Packaged Ice's short-term and long-term performance. The elements of Packaged Ice's executive compensation program are (a) annual base salaries, (b) annual bonuses and (c) equity incentives.

        (2) To allow Packaged Ice to attract, motivate and retain the management personnel necessary to Packaged Ice's success by providing an executive compensation program comparable to that offered by companies with which Packaged Ice competes for management personnel. The Compensation Committee bases its evaluation on the scope of the executive's responsibilities, a subjective evaluation of the executive's performance and the length of time the executive has been in the position.

EXECUTIVE COMPENSATION DEDUCTIBILITY

     The company intends that amounts paid pursuant to Packaged Ice's compensation plans generally will be deductible compensation expenses. The Compensation Committee does not currently anticipate that the amount of compensation paid to executive officers will exceed the amounts specified as deductible pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended.

                                  Compensation Committee
                                  of the Board of Directors

                                  James F. Stuart
                                  Rod J. Sands
                                  Richard A. Coonrod

PERFORMANCE GRAPH

     Packaged Ice's stock was not publicly traded until after the initial public offering of its stock earlier this year. The information necessary to present a performance graph is therefore not available.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of March 31, 1999, the beneficial ownership of the outstanding common stock of Packaged Ice by (a) each person who is known to Packaged Ice to own beneficially more than 5% of the outstanding common stock of the company, (b) each director and director nominee of Packaged Ice, (c) each Named Executive Officer named in the Summary Compensation Table (see "Executive Compensation") and (d) all executive officers, and director nominees of Packaged Ice as a group. Unless otherwise indicated, (i) the persons listed in the table below have sole voting and investment powers with respect to the shares indicated and (ii) each person's address is 8572 Katy Freeway, Suite 101, Houston, Texas 77024, except as indicated otherwise.

                                                                  PERCENTAGE OF
                                        SHARES BENEFICIALLY    SHARES BENEFICIALLY
                                               OWNED                  OWNED
                                        -------------------    -------------------
James F. Stuart (1)..................          414,700                  2.3
A. J. Lewis III (2)..................          454,943                  2.5
Jimmy C. Weaver (3)..................           44,000              *
James C. Hazlewood (4)...............           21,000              *
H.D. Wiginton (5)....................           19,500              *
Steven P. Rosenberg..................          438,423                  2.4
     5430 LBJ Freeway, Suite 1600
     Dallas, Texas 75219
Richard A. Coonrod (6)...............           91,161              *
     5720 Smetana Drive, Suite 300
     Minnetonka, Minnesota 55343
Robert G. Miller (7).................          309,040                  1.7
     30518 Via Maria Elena
     Bonsall, California 92003
Rod J. Sands (8).....................          688,092                  3.8
     5121 Broadway
     San Antonio, Texas 78209
Arthur E. Biggs......................          233,849                  1.3
     3210 St. Charles Place
     Boca Raton, Florida 33434
David J. Losito (9)..................           11,368              *
     695 Town Center Drive, Suite 700
     Costa Mesa, California 92626
Norwest Equity Partners V............          820,449                  4.6
     222 South Ninth St., Suite 2800
     Minneapolis, Minnesota
     55402-3388
Culligan Water Technologies, Inc.
  (10)...............................        1,972,968                  9.9
     One Culligan Parkway
     Northbrook, Illinois 60062-6209
Silver Brands Partners, L.P. (11)....          673,092                  3.7
     200 Concord Plaza, Suite 620
     San Antonio, Texas 78216
Ares Leveraged Investment Fund,
  L.P................................        1,183,398                  6.6
     1999 Avenue of the Stars, Suite
     1900
     Los Angeles, California 90067
All directors and executive officers
  as a group
  (15 people)........................        2,722,708                 15.0

------------

  *  Less than 1%.

                                                   (FOOTNOTES ON FOLLOWING PAGE)

 (1) Includes options to purchase 60,000 shares of common stock at a weighted average price of $11.50 per share.

 (2) Includes (i) options to purchase 55,000 shares of common stock at a weighted average price of $11.64 per share, (ii) 5,000 shares of common stock held by Mr. Lewis, as Trustee, (iii) 25,000 shares owned by Southwest Texas Equipment Distributors, Inc., a corporation owned by Mrs. A. J. Lewis III and (iv) 69,350 shares held by Mr. and Mrs. Lewis as tenants in common.

 (3) Includes options to purchase 40,000 shares of common stock at a weighted average price of $14.00 per share.

 (4) Includes options to purchase 20,000 shares of common stock at a weighted average price of $10.00 per share.

 (5) Includes (i) options to purchase 11,000 shares of common stock at a weighted average price of $8.64 per share, and (ii) 500 shares owned by Mrs. H. D. Wiginton.

 (6) Mr. Coonrod does not own any shares of record. However, as general partner of The Food Fund, Mr. Coonrod may be deemed to be the beneficial owner of the shares held by The Food Fund. Mr. Coonrod disclaims any such beneficial ownership.

 (7) Includes options to purchase 22,500 shares of common stock at $10.00 per share.

 (8) Mr. Sands owns 15,000 shares of record. As a limited partner of Silver Brands Partners and a member of its investment committee, Mr. Sands may be deemed to have indirect beneficial ownership of the common stock that Silver Brands Partners owns. Mr. Sands disclaims any such beneficial ownership.

 (9) Includes 11,368 shares of common stock issuable upon exercise of currently exercisable warrants.

(10) Includes 1,972,968 shares of common stock issuable upon exercise of currently exercisable warrants.

(11) Christopher Goldsbury, Jr. is a director, majority limited partner and controlling shareholder of the corporate general partner of Silver Brands Partners. As a result, Mr. Goldsbury may be deemed to have indirect beneficial ownership of the common stock that Silver Brands Partners owns.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     AGREEMENTS WITH A. J. LEWIS III. Mrs. A. J. Lewis III owns Southwest Texas Equipment Distributors, Inc., an ice equipment sales and rental company, which has the exclusive right to supply Hoshizaki ice cubers to Packaged Ice under an agreement dated September 9, 1991. Mr. Lewis owns real estate on which Mission's facilities are located. Packaged Ice leases these facilities from Mr. Lewis for $355,200 per year until February 28, 2008. The lease agreement was made in an arms'-length negotiation submitted to the disinterested members of Packaged Ice's Board of Directors, who voted in favor of the agreement upon review of the relevant information.

     INDEMNITY AGREEMENTS. Packaged Ice has entered into indemnification agreements with each of its directors and certain of its executive officers. The indemnification agreements provide that Packaged Ice shall indemnify these individuals against certain liabilities (including settlements) and expenses actually and reasonably incurred by them in connection with any threatened or pending legal action, proceeding or investigation (other than actions brought by or in the right of Packaged Ice) to which any of them is, or is threatened to be, made a party by reason of their status as a director, officer or agent of the company; provided that, with respect to a civil, administrative or investigative (other than criminal) action, such individual acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Packaged Ice, and with respect to any criminal proceedings, he or she had no reasonable cause to believe his or her conduct was unlawful. With respect to any action brought by or in the right of Packaged Ice, such individuals may be indemnified, to the extent not prohibited by applicable laws or as determined by a court of competent jurisdiction, against expenses actually and reasonably incurred by them in connection with such action if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of Packaged Ice. The agreements also require indemnification of such individuals for all reasonable expenses incurred in connection with the successful defense of any action or claim and provide for partial indemnification in the case of any partially successful defense.

     The company believes that the transactions referred to above are no less favorable than transactions, which would have been obtained from unrelated third parties. Any future transactions between the company and related parties will be approved by outside directors and will be on terms no less favorable than those, which could have been obtained from unrelated third parties.

     COMPENSATION FROM JEFFERIES TO DAVID J. LOSITO. As a result of his role as a Managing Director at Jefferies, since January 1, 1998, Mr. Losito has received, and will receive, compensation in connection with fees and commissions paid to Jefferies by Packaged Ice for investment banking services. As part of a global settlement with Jefferies upon leaving for EPS Solutions in January 1999, Mr. Losito was compensated for his role in Packaged Ice's (i) private offering completed on January 28, 1998, of $145 million of aggregate principal amount of 9 3/4% Senior Notes due 2005, and (ii) subsequent private offering completed on April 30, 1998 of $125 million of aggregate principal amount of 9 3/4% Senior Notes due 2005. Mr. Losito will also receive compensation from the fees and commissions received by Jefferies as a result of its serving as an underwriter in Packaged Ice's initial public offering, the total proceeds of which were $91,375,000. In addition, Mr. Losito has a verbal agreement with Jefferies by which he will receive compensation from Jefferies as a result of Jefferies being retained by Packaged Ice to provide investment banking services for transactions which Packaged Ice may complete in 1999.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires Packaged Ice's officers and directors, and persons who beneficially own more than 10% of the company's common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the regulations of the Commission require such officers, directors and greater than 10% shareholders to furnish Packaged Ice with copies of all such reports that they file. During the year ended December 31, 1998, the Company's executive officers, directors and greater than 10% beneficial owners were not subject to Section 16(a) of the Exchange Act.

DEADLINE FOR SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     Shareholder proposals to be presented at the 2000 Annual Meeting must be received by the Company on or before January 19, 2000, for inclusion in the proxy statement and proxy card relating to the meeting.

                                    GENERAL

     As of the date of this Proxy Statement, Packaged Ice's management does not know of any business to be presented for consideration at the Annual Meeting other than that described above. If any other business should properly come before the Annual Meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons named in such proxies.

     Packaged Ice will bear the cost of any solicitation of proxies by mail. Arrangements may be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of material to and solicitation of proxies from the beneficial owners of common stock held of record by such persons, and Packaged Ice will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out of pocket expenses incurred by them in connection therewith. In addition, Packaged Ice has retained American Stock Transfer and Trust Company to perform a proxy search to determine the beneficial owners of the common stock as of the record date and will reimburse such firm for its expenses.

     The accompanying form of proxy has been prepared at the direction of the Packaged Ice Board of Directors and is sent to you at the request of the Board of Directors. The proxies named therein have been designated by the Board of Directors.

                                          By Order of the Board of Directors,

                                                 JAMES F. STUART
                                                 CHAIRMAN OF THE BOARD

Houston, Texas
May 18, 1999

                               COMMON STOCK PROXY

                               PACKAGED ICE, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby (1) acknowledges receipt of the Notice of Annual Meeting of Shareholders of Packaged Ice, Inc. to be held at the Hilton Austin North & Towers, 6000 Middle Fiskville Road, Austin, Texas 78752, at 9:30 a.m., Central Daylight Time, on Thursday, June 17, 1999, and the Proxy Statement in connection therewith and (2) appoints James F. Stuart and A. J. Lewis III, and each of them, the undersigned's proxies with the full power of substitution for and in the name, place and stead of the undersigned to vote upon and act with respect to all of the shares of common stock of Packaged Ice standing in the name of the undersigned, or with respect to which the undersigned is entitled to vote and act, at the meeting and at any adjournment thereof.

The undersigned directs that the undersigned's proxy be voted as follows:

           (CONTINUED AND TO BE DATED AND SIGNED ON THE REVERSE SIDE)

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF SHAREHOLDERS
                               PACKAGED ICE, INC.

                                 JUNE 17, 1999


                Please Detach and Mail in the Envelope Provided

    Please mark your
[X] votes as in this
    example

                       FOR ALL nominees
                        named at right
                      EXCEPT as marked
                     to the contrary below     WITHHELD
1. Election of                                           Nominees: James F. Stuart
   Directors for           [  ]                 [  ]               A. J. Lewis III
   Packaged Ice                                                    Steven P. Rosenberg
                                                                   Richard A. Coonrod
INSTRUCTION: To withhold authority to vote for                     Robert G. Miller
any individual nominee, print that nominee's                       Rod J. Sands
name on the line below                                             Arthur E. Biggs
______________________________________________                     David J. Losito


                                                      FOR       AGAINST    ABSTAIN
2. Ratification of the selection of Deloitte &
   Touche LLP as independent auditors for             [ ]         [ ]        [ ]
   Packaged Ice for fiscal year 1999.

3. In the discretion of the proxies, on any other matters which may properly come before the meeting.

THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE, IF NO SPECIFICATION IS MADE, THIS
PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 ABOVE.

THE UNDERSIGNED HEREBY REVOKES ANY PROXY HERETOFORE GIVEN TO VOTE OR ACT WITH
RESPECT TO THE COMMON STOCK OF THE COMPANY AND HEREBY RATIFIES AND CONFIRMS ALL
THAT THE PROXIES, THEIR SUBSTITUTES, OR ANY OF THEM MAY LAWFULLY DO BY VIRTUE
HEREOF.

Signature(s) of Shareholder:__________________ Signature(s) of Shareholder:______________________ Dated this_____ day of______, 1999

Note: Please date this proxy and sign your name exactly as it appears hereon and return promptly in the enclosed, pre-addressed, stamped envelope. Where there is more than one owner, each should sign. When signing as attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer.
